Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

HAYNESVILLE SHALE ACREAGE ACQUISITION

FRISCO, TEXAS, December 19, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has entered into an agreement with Shelby Shale, LLC ("Shelby") to acquire an 88% interest in  6,124 gross acres (6,023 net) limited to Shelby's Haynesville shale rights in Harrison and Panola counties, Texas for $20.5 million.  Comstock will pay the purchase price over a four year period by granting Shelby a 12% interest in each well drilled by Comstock on the acreage up to a total of $20.5 million in carried costs.  Comstock has identified 33 (22.9 net) potential drilling locations on this acreage, including 27 (22.4 net) that would be operated by Comstock.

"The additional acreage added by the Shelby acquisition is near our recently acquired Enduro acreage," stated M. Jay Allison, Chief Executive Officer of Comstock.  "This acreage enhances our long-term opportunity set in the Haynesville shale and will be incorporated into our drilling plans over the next four years."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.